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CAPSTONE TURBINE ANNOUNCES CHANGE IN CEO


Chatsworth, Calif.--(BUSINESS WIRE)--July 24, 2006--Capstone Turbine Corporation(R) (www.microturbine.com) (NASDAQ:CPST), the world's leading manufacturer of microturbine energy systems, announced today that its Chief Executive Officer John Tucker has submitted his resignation effective July 31 as President, Chief Executive Officer and a director of Capstone, citing personal reasons. Mr. Tucker does not intend to stand for election as a director at the Company's Annual Meeting of Stockholders.

Pending recruitment of a replacement for Mr. Tucker, Mark Gilbreth, the Company's Executive Vice President and Chief Operating Officer, will serve as President and Chief Executive Officer on an interim basis. Mark joined Capstone in 1995 and has held positions of increasing responsibilities in Engineering, Program Management and Customer Service. Mr. Tucker has agreed to serve in a consulting capacity until July 31, 2007 in order to assist with the transition.

"The Board regrets that John will be departing as CEO, but is pleased that he will provide appropriate continuity by staying on as a consultant," said Capstone's Chairman Eliot Protsch. "John has taken Capstone to a new level of achievement in many critical areas during his tenure of three years as our CEO, despite significant challenges. We are confident in Mark Gilbreth's leadership ability and knowledge of our Company and that of the other members of our leadership team."

About Capstone Turbine Capstone Turbine Corporation (www.microturbine.com) (NASDAQ:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped more than 3,500 Capstone MicroTurbine systems to customers worldwide. These award-winning systems have logged more than 11 million documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 certified company, Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New York, Mexico City, Milan, Shanghai and Tokyo. CONTACT: Capstone Turbine Corporation Alice Barsoomian, 818-407-3628 SOURCE: Capstone Turbine Corporation